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                                                                    EXHIBIT 11.1

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS


Statement Regarding Computation of                         Three months                     Nine months
Per Share Earnings                                      ended September 30,              ended September 30,
                                                   ----------------------------      ----------------------------
                                                       2000             1999             2000             1999
                                                   -----------      -----------      -----------      -----------
Basic earnings per share:
  Weighted-average shares outstanding                1,653,382        1,701,045        1,654,625        1,732,844
  Net income per share                             $       .64      $       .42      $      1.80      $      1.11

Weighted-average common shares
     outstanding and common share
        equivalents (1)                              1,653,382        1,701,045        1,654,625        1,732,844
                                                   -----------      -----------      -----------      -----------

Net income                                         $ 1,062,000      $   705,000      $ 2,984,000      $ 1,920,000
                                                   ===========      ===========      ===========      ===========
Diluted net income per share                       $       .64      $       .42      $      1.80      $      1.11
                                                   ===========      ===========      ===========      ===========

(1) 20,000 shares of common stock equivalents were excluded from the computation of earnings per share for all periods presented because they were antidilutive.


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